Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-268783) of Brookfield Asset Management Ltd. of our report dated March 17, 2025, with respect to the combined and consolidated financial statements of Oaktree Asset Management Operating Group, included in this Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Los Angeles, California
March 17, 2025